Exhibit 10.3

FOURTH AMENDMENT TO SERVICES AGREEMENT

THIS FOURTH AMENDMENT TO THE SERVICES AGREEMENT (this “Amendment”) is made and entered into as of the 18th day of April, 2019, by and between Third Security, LLC, a Virginia limited liability company (“THIRD SECURITY”), and Intrexon Corporation, a Virginia corporation (“INTREXON”).

WHEREAS, THIRD SECURITY and INTREXON entered into that certain Services Agreement, dated as of November 1, 2015 (the “Agreement”), which Agreement was subsequently amended such that the Agreement would expire on January 1, 2017, unless earlier terminated or extended by agreement of the parties pursuant to Section 4 of the Agreement;

WHEREAS, the Agreement was subsequently amended such that the Agreement would expire on January 1, 2019; and

WHEREAS, as of the date hereof, THIRD SECURITY and INTREXON desire to amend the Agreement to extend the term of the Agreement to January 1, 2020 and to modify the calculation for determining the value of INTREXON common stock paid under the Agreement; and

WHEREAS, pursuant to Section 4 of the Agreement, this Amendment has been approved unanimously by the disinterested directors of the INTREXON Board of Directors.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be bound hereby, agree as follows:

1.Defined Terms. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

2.Section 2. Section 2 of the Agreement is hereby amended by deleting such section in its entirety and substituting the following in its stead:
“2. Charges for Services. As consideration for the Services provided hereunder, INTREXON shall pay to THIRD SECURITY, on a monthly basis, such number of shares of Common Stock of INTREXON, rounded down to the nearest whole number, equal to a value of Eight Hundred Thousand Dollars ($800,000.00). Such value shall be based upon the volume-weighted average of the price of the Common Stock (as calculated by Bloomberg) of INTREXON on the Nasdaq Global Select Market or such other exchange as the Common Stock may have been traded on (“NASDAQ”) over the thirty (30) day period ending on the 15th day of the calendar month during which the applicable Services are provided (the “Share Value Calculation”) and shall be issued to THIRD SECURITY in accordance with Section 3 below.”

3.Section 3. Section 3 of the Agreement is hereby amended by deleting such section in its entirety and substituting the following in its stead:
“3. Terms of Payment.

(a) The shares of Common Stock issuable to THIRD SECURITY pursuant to Section 2 above for the period from January 1, 2019 through April 30, 2019 shall be issued and delivered to THIRD SECURITY on May 1, 2019. Schedule A hereto sets forth the calculation of such shares. All other shares of Common Stock issuable to THIRD SECURITY pursuant to Section 2 above shall be issued and delivered to THIRD SECURITY no later than fifteen (15) days after the end of the calendar month during which the applicable Services are provided (the “Share Issuance Date”). If the Share Issuance Date falls during a period when, pursuant to applicable law, regulations, NASDAQ rules or INTREXON’s internal policies or agreements with third parties, INTREXON is not permitted to issue such shares, such shares shall be issued and delivered to THIRD SECURITY no later than the third business day following the conclusion of such period.

(b) Notwithstanding anything to the contrary contained herein, in no event shall INTREXON be required to issue and deliver to THIRD SECURITY any shares of INTREXON Common Stock the issuance of which would (i) require stockholder approval under NASDAQ rules, unless and until such stockholder approval has been obtained, or (ii) be in violation of or otherwise conflict with Section 6.03 of the Plan. If, based on the advice of counsel, INTREXON determines that it is unable to issue shares of INTREXON Common Stock in accordance with the preceding sentence on the Share Issuance Date, but is able to issue shares of INTREXON Common Stock within thirty (30) days after the Share Issuance Date, INTREXON shall deliver to THIRD SECURITY such shares of INTREXON Common Stock no later than the third business day following the thirtieth (30th) day after the Share Issuance Date. If, based on the advice of counsel, INTREXON determines that it is unable to issue shares of INTREXON Common Stock in accordance with the first sentence of this Section 3(b) within thirty (30) days after the Share Issuance Date, INTREXON shall deliver to THIRD SECURITY no later than the third business day following the thirtieth (30th) day after the Share Issuance Date an amount in cash equal to (i) Eight Hundred Thousand Dollars ($800,000.00) minus (ii) the value of any portion of such payment that has been issued and delivered in shares of INTREXON Common Stock calculated by dividing the number of shares delivered by the applicable Share Value Calculation.

(c) All shares of Common Stock of INTREXON issued and delivered under this Agreement shall be subject to any anti-pledging and/or anti-hedging policies INTREXON may adopt from time to time, in each case as if Third Security were an executive officer of INTREXON.

(d) If this Agreement is terminated pursuant to Section 4 below, the number of shares of Common Stock of INTREXON to be issued and delivered by INTREXON to THIRD SECURITY in respect of Services provided for the month during which such termination occurred shall be equal to a value of Eight Hundred Thousand Dollars ($800,000.00), pro-rated through the date of termination of the Services. For purposes of this Section 3(d), such shares shall be issued and delivered to THIRD SECURITY in accordance with Section 3(a) and the value of such shares shall be based upon the applicable Share Value Calculation.”

4.Section 4. Section 4 of the Agreement is hereby amended by deleting such section in its entirety and substituting the following in its stead:
“4. Term of Agreement. The term of this Agreement shall commence on November 1, 2015 and continue until January 1, 2020 unless earlier terminated by agreement of the parties hereto. The Agreement may be extended on a year-to-year basis by agreement of the Parties, with INTREXON’s agreement conditioned on the unanimous approval of the independent directors of INTREXON’s Board of Directors. Notwithstanding the foregoing, this Agreement shall become terminable (i) at any time by INTREXON upon delivery of written notice to THIRD SECURITY; and (ii) upon thirty (30) days’ notice by THIRD SECURITY upon delivery of written notice to INTREXON. The obligations in Sections 4, 8, 9, 10 and 11 shall survive termination of this Agreement.

5.No Further Amendments. Except as specifically set forth herein, no amendments or modifications to the Agreement are hereby effected, and the Agreement shall remain in full force and effect.

6.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall together constitute but one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

THIRD SECURITY, LLC		INTREXON CORPORATION

By:		By:
Name:	Marcus E. Smith	Name:	Donald P. Lehr
Title:	Senior Managing Director and General Counsel	Title:	Chief Legal Officer

Schedule A

Calculation of Common Stock for the Period January 1, 2019 through April 30, 2019

Month	30 day VWAP	Number of Shares
January	$7.1926	111,225
February	$8.0541	99,328
March	$5.4734	146,161
April	$5.2665	151,903